Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact: Paul G. Van Wagenen
(713) 297-5000

CHARGES TO INCOME LEAD TO POGO’S FIRST QUARTER NET LOSS;

VERY ACTIVE FIRST QUARTER DRILLING PROGRAM YIELDS SUCCESSES;

STRATEGIC ALTERNATIVES BEING ACTIVELY CONSIDERED;
PROPERTY DISPOSITIONS NOTED;

Quarterly Dividend Declared

HOUSTON, TX — April 24, 2007 — In the first quarter of 2007, Pogo Producing Company (“PPP” — NYSE) reported a net loss of  ($21,195,000), or ($0.37) per share, on revenues of $351,406,000, compared to first quarter 2006 net income of $67,471,000, or $1.18 per share, on revenues of $373,538,000.  Discretionary cash flow in the first quarter of 2007 was $163,574,000, down from $192,261,000 in the same quarter of 2006.  Net cash provided by operating activities during the first quarter was $247,854,000, up 3% from $240,415,000 in the first quarter of 2006.

Pogo’s Chairman and Chief Executive Officer, Paul G. Van Wagenen said, “An unusual series of non-cash events negatively impacted Pogo’s first quarter earnings.  An assortment of unproducing Canadian leases reached the end of their terms and are being relinquished, thereby requiring a charge against earnings for cumulative historic costs of about $22 million.  Also, Pogo’s advantageous first quarter sale of certain marginal Gulf Coast area properties required the expensing of excess noncash book costs attributable to those properties of about $33 million.  Those losses, when combined with usual quarterly lease impairments and dry hole costs of about $16 million, resulted in negative first quarter net income.  Other than these book losses, Pogo’s first quarter was very active and, measured by successful drilling, very promising.”

PRODUCTION AND PRICES

First quarter 2007 natural gas production was 286.0 million cubic feet per day (mmcf/d), up from 282.2 mmcf/d produced on an average daily basis during the first quarter of 2006.  Natural gas prices fell from $7.31 per thousand cubic feet (mcf) to $6.59/mcf over that same time period.  Total liquids production, including crude oil, condensate and plant products, averaged 34,722 barrels per day (bopd) during the first quarter of 2007, down 12% from 39,561 bpd in the first quarter one year ago.  Crude oil and condensate prices rose to $51.14 per barrel, up 3% from $49.83 per barrel during the first quarter of 2006.

FIRST QUARTER OPERATIONS

Operationally, Pogo enjoyed a very active and successful first quarter.  The Company drilled 97 wells, completing 89 of them as producers, a success rate of 92%.

The Gulf Coast region recorded 12 first quarter successes in 13 drills.  Five new first quarter Lower Asche and Lobo producers at the Los Mogotes field in Zapata County, Texas, and three similar wells in the neighboring Hundido and South Hundido areas, brings Pogo’s drilling success in this south Texas vicinity to over 175 producing wells drilled during the last few years.

Pogo’s new Barnett shale play in Jack and Wise Counties, Texas, included a first quarter producer, the Billie Yates 1-H, which tested 0.7 mmcf/d and 100 bopd.  The nearby Cap Yates No. 2 has also been drilled and is now temporarily abandoned while the Cap Yates 1-H is being drilled.

In the 100%-owned Bakken shale play in Williamson County, North Dakota, Pogo’s initial well, the Pegasus 1-17H, has been drilled and fracture stimulated and will be tested within the next two weeks.  Meanwhile, the Pegasus 2-17H has been drilled and will be fracture stimulated in four stages and production tested very soon.

Pogo’s 50%-owned New Albany shale play in Indiana saw first quarter drilling of three more wells including the three pronged horizontal Eaton well, which now has been tested at 1.1 mmcf/d.  As many as 20 wells in Indiana are planned by Pogo and its partner for 2007.

In Polk and Tyler Counties, Texas, Pogo tested and brought on stream a few weeks ago the Blackstone Minerals Batson well.  It is currently producing about 3.4 mmcf/d and 1,325 bopd from the Austin Chalk formation.  The Wilburn well in the same play is currently drilling a Northward lateral to a horizontal distance of approximately 6,000 feet, and another well in this interesting new play, the Blackstone Minerals Carter, is already drilling.

In the Permian Basin and Texas panhandle areas, Pogo drilled 40 first quarter wells, logging 36 successes.  Some 46 more wells in the region were being drilled, completed or tested as the quarter ended.  Notable successes included the Loving County, Texas, Haley field Walsh & Watts 83-1, 88%-owned, which logged an Atoka formation success at 16,750 feet subsurface.  Some seven weeks after coming on production, this well is steadily and impressively producing at a rate of 6.5 mmcf/d.  Another well in this same Haley field is budgeted for later this year.

In the Hemphill County, Texas, Marvin Lake area, Pogo’s 100%-owned Hanson 29-1 well tested at a rate of 1.8 mmcf/d and 25 bopd during the first quarter.  Dozens more of these Granite Wash wells are already planned.

In Eddy County, New Mexico, the first quarter Lost Tank 4-20 deep well is producing 2.1 mmcf/d and 180 bopd and the Lost Tank 3-23 well tested at 2.3 mmcf/d and 142 bopd.

Eight predominantly Lower Fort Union tests were drilled during the quarter in the outstanding Madden field in central Wyoming, which is approximately 14% Pogo-owned, resulting in seven Madden successes during the first quarter.

In Canada, Pogo, through its wholly-owned subsidiary, Northrock Resources, drilled 36 first quarter wells and logged 34 successes.  The heaviest activity was in the Ferrier/Sunchild/ O’Chiese area in Alberta with 16 first quarter wells.  The Ferrier 6-4-46-10W5, 100%-owned, tested four commingled zones at 2.3 mmcf/d and 70 bopd.  The 75%-owned Ferrier 4-11-44-10W5 tested at 3.5 mmcf/d and 125 bopd.  The 45%-owned Ferrier 13-23-44-10W5 tested at a rate of 4.7 mmcf/d and 210 bopd.

The exciting Tay River area Leduc reef test, Pogo’s 75%-owned 10-30 well, is drilling presently at about 13,000 feet subsurface on the way to a total depth of almost 17,000 feet.  Completion and testing of a potentially successful Tay River well could happen as early as June.

STRATEGIC UPDATE

The Company noted that it achieved several significant milestones with respect to its previously announced strategic alternatives process and other previously announced initiatives to enhance shareholder value, including:

•                        the sale of certain non-core properties located in the Gulf Coast region representing approximately 2,400 barrels of oil equivalent production per day (boepd) and 28 billion cubic feet of natural gas equivalent (Bcfe) of estimated proven reserves (as of year-end 2006), for approximately $102 million;

•                        the execution of a definitive agreement to sell certain properties located in the Gulf of Mexico representing approximately 7,200 boepd of production and 120 Bcfe of estimated proven reserves, for approximately $420 million.  This transaction would represent an exit from Pogo’s Gulf of Mexico operations;

•                        the initiation of a sales process related to the potential sale of some or all of the Company’s Canadian assets.  A data room is expected to open during the second quarter of 2007; and

•                        the receipt of bids and the negotiation of a definitive agreement for the sale of 40 Bcfe of estimated proven reserves in the Texas Panhandle region; and the receipt of indications of interest for certain other non-core properties in the Permian Basin region.

The Company further noted that its strategic alternatives process, which includes the possible sale or merger of Pogo, the sale of its Canadian or other significant assets, and changes to the company’s business plan, is ongoing.  The Company continues to work with Goldman, Sachs & Co. and TD Securities Inc. as financial advisors and Jefferies Randall & Dewey as transaction advisor for the process.  There is no assurance that the exploration of strategic alternatives will result in any further transaction, and Pogo does not expect to make further public comment regarding any such transaction unless and until it enters into a definitive agreement or agreements.

QUARTERLY DIVIDEND DECLARED

The Board of Directors has declared a cash dividend of $0.075 (seven and one-half cents) per share of common stock, to be paid on May 25, 2007 to shareholders of record on May 11, 2007.

	Three Months Ended
	March 31,
	2007	2006
Natural gas
Price per Mcf	$6.59	$7.31
Production (sales), Mcf per day	286,043	282,204
Crude oil and condensate
Price per barrel	$51.14	$49.83
Production, barrels per day	28,946	33,385
Total liquids
Production, barrels per day	34,722	39,561

A summary of unaudited results follows, stated in thousands, except per share amounts:

Revenues:
Oil and gas	$321,210	$354,467
Other	30,196	19,071
	$351,406	$373,538

Net income (loss)	$(21,195)	$67,471

Earnings (loss) per share:	$(0.37)	$1.18
Basic -	$(0.37)	$1.16
Diluted -

Discretionary cash flow is presented because of its wide acceptance as a financial indicator of a company’s ability to internally fund exploration and development activities and to service or incur debt.  This measure is widely used by investors and professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and gas exploration and production industry.  Management also views the non-GAAP measure of discretionary cash flow as a useful tool for comparisons of the Company’s financial indicators with those of peer companies that follow the full cost method of accounting.  Discretionary cash flow is a financial measure that is not calculated in accordance with generally accepted accounting principles (“GAAP”) and should not be considered as an alternative to net cash provided by operating activities, as defined by GAAP, or as a measure of financial performance or liquidity under GAAP.  The Company defines discretionary cash flow as net cash provided by operating activities before changes in operating assets and liabilities and exploration expenses.  Other companies may define discretionary cash flow differently.  A reconciliation to net cash provided by operating activities is as follows:

Net cash provided by operating activities	$247,854	$240,415
Remove changes in operating assets and liabilities	(93,858)	(50,840)
Add back exploration expenses	9,578	2,686
Discretionary cash flow	$163,574	$192,261

Net cash used in investing activities	$(239,685)	$(198,131)
Net cash used in financing activities	$(13,360)	$(76,541)

* * *

Pogo Producing Company explores for, develops and produces oil and natural gas. Headquartered in Houston, Pogo owns approximately 5,100,000 gross leasehold acres in major oil and gas provinces in North America, 6,354,000 acres in New Zealand and 1,480,000 acres in Vietnam. Pogo common stock is listed on the New York Stock Exchange under the symbol “PPP.”

This release includes statements of current expectations that constitute forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the possibility that the anticipated benefits cannot be fully realized. Pogo discusses risks and uncertainties associated with its business in reports it files with the Securities and Exchange Commission and disclaims any responsibility to update these forward-looking statements.